Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 169 to the Registration Statement on Form N–1A of Fidelity Advisor Series II: Fidelity Advisor Mortgage Securities Fund of our reports dated October 12, 2023; Fidelity Advisor Limited Term Bond Fund of our reports dated October 13, 2023, relating to the financial statements and financial highlights, which appear in the above referenced funds’ Annual Reports to Shareholders on Form N-CSR for the period ended August 31, 2023. We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
October 20, 2023